Exhibit 10.71

September 6, 2016

Via Electronic Mail

Jeff Wilson

Dear Jeff:

It is my pleasure to offer you a position with Visualant, Inc. as Vice President, Business Development. Your offer of employment consists of the following:
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You are being hired as the Chief Financial Officer, Secretary and Treasurer of the Company with your start date to commence upon the Board of Director’s approval of your appointment.
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You will report to the Chief Executive Officer and collaborate with Todd Sames EVP Business Development and Interim Chief Operating Officer.
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Your annual salary will be $180,000.00, paid over twenty-four [24] pay periods.
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Initially, your position will be approximately two thirds time. During this period you will be paid at two thirds of the full time salary level set forth above.
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You will receive options shares of the Company’s common stock pursuant to the terms and conditions of the Employee Stock Option Plan in an amount to be determined. The options shall be priced at a price to be set based upon an offering price of the stock which is yet to be determined.
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You will participate in an executive bonus program to be determined.
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You will be eligible for coverage under the Visualant health and dental insurance programs at the parent or subsidiary level.
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You will receive 120 hours [15 days] per year of Paid Time Off [PTO], which will accrue at 5 hours per pay period. In the event your employment terminates before you have accrued all the PTO you have actually used, you agree that the Company may withhold and deduct from your final paycheck the pay associated with the PTO days used, but not accrued. Your PTO will be ratably reduced during your part-time employment.
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As we grow as a company, many of the attributes of normal company benefits, including 401K will be established.

This offer letter is not a contract of employment for any specific or minimum term. The employment Visualant, Inc. offers you is terminable at will. This means that our employment relationship is voluntary and based on mutual consent. You may resign your employment, and Visualant, Inc. likewise may terminate your employment, at any time, for any reason, with or without cause with thirty days’ notice.

Jeff Wilson

September 6, 2016

Your signature below signifies your acceptance of this offer of employment.

We look forward to you becoming a part of our Visualant team, and are excited about the contributions you will make to the success of Visualant, Inc. You may contact me with any questions you may have concerning this letter.

Sincerely,

/s/ Ron Erickson

Ron Erickson
Chief Executive Officer

Accepted this _____day of __________, 2016

/s/ Jeff Wilson
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Jeff Wilson

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500 Union Street | Suite 406 | Seattle, WA 98101
Tel: 206.903.1351 | Fax: 206.903.1352